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                                                                    EXHIBIT 24.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 13, 1997 relating to the financial statements of American United Global, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended July 31, 1996 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading 'Experts' in such Prospectus.

                                           PRICE WATERHOUSE LLP

Seattle, Washington
February 14, 1997